Exhibit 15.1

July 10, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 3, 2017 on our review of the condensed consolidated statement of financial condition of The Goldman Sachs Group, Inc. and its subsidiaries (the “Company”) as of March 31, 2017, the related condensed consolidated statements of earnings for the three months ended March 31, 2017 and 2016, the condensed consolidated statements of comprehensive income for the three months ended March 31, 2017 and 2016, the condensed consolidated statement of changes in shareholders’ equity for the three months ended March 31, 2017, and the condensed consolidated statements of cash flows for the three months ended March 31, 2017 and 2016 and included in the Company’s quarterly report on Form 10-Q is incorporated by reference in the Company’s Registration Statement on Form S-3 dated July 10, 2017.

Very truly yours,

/s/ PricewaterhouseCoopers LLP